Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED CERTIFICATE OF INCORPORATION

OF

ALLIQUA BIOMEDICAL, INC.

Alliqua BioMedical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Alliqua BioMedical, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 15, 2014 under the name of this Alliqua BioMedical, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), duly approved and adopted resolutions amending its Amended Certificate of Incorporation as follows:

Article 1 shall be amended and restated to read in its entirety as follows:

“FIRST: The name of the corporation is Adynxx, Inc. (hereinafter referred to as the “Corporation”).”

FOURTH: This Certificate of Amendment was duly adopted in accordance with Sections 141 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer on this 3rd day of May, 2019.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ David Johnson
David I. Johnson
Chief Executive Officer